Exhibit 10.1

CHANGE IN CONTROL AND TERM EMPLOYMENT AGREEMENT

AGREEMENT by and between AmeriVest Properties Inc., a Maryland corporation (the “Company”), with offices at 1780 South Bellaire Street, Suite 100, Denver, Colorado 80222, and Sheri Henry (the “Executive”), an individual residing in the State of Colorado, dated as of the 26th of April, 2006.

WHEREAS, the Company recognizes that the current business environment makes it difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow changes in control of a corporation; and

WHEREAS, even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and

WHEREAS, the Company desires to assure fair treatment of its executives in the event of a Change in Control (as defined below) and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change in Control transaction; and

WHEREAS, the Company recognizes that its executives will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in Changes in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of the Company’s stockholders in making these evaluations and carrying on such negotiations; and

WHEREAS, the Board of Directors (the “Board”) of the Company believes it is essential to provide the Executive with compensation arrangements upon a Change in Control which provide the Executive with individual financial security and which are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:

1.                                       Employment and Compensation. Upon and subject to the terms provided herein, Company agrees to employ Executive, and Employee hereby agrees to be employed by Company, as Company’s Chief Financial Officer, as set forth in Section 4 of this Agreement.

2.                                       Operation and Term of Agreement. This Agreement shall be effective immediately upon its execution. This Agreement may be terminated by the Company upon 24 months’ advance written notice to the Executive, except as otherwise provided in this Agreement; and provided, however, that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties under the Agreement are satisfied and the Protection Period has expired. Prior to a Change in Control this Agreement shall immediately terminate upon termination of the Executive’s employment or upon the Executive’s ceasing to be an elected officer of the Company.

3.                                       Certain Definitions. For purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)                                  “Cause” shall mean (i) the continued failure by the Executive to perform her material responsibilities and duties toward the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), (ii) the engaging by the Executive in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise, (iii) the conviction of the Executive of a felony, or (iv) the commission or omission of any act by the Executive that is materially inimical to the best interests of the Company and that constitutes on the part of the Executive common law fraud or malfeasance, misfeasance, or nonfeasance of duty; provided, however, that “cause” shall not include the Executive’s lack of professional qualifications. For purposes of this Agreement, an act, or failure to act, on the Executive’s part shall be considered “willful” or “reckless” only if done, or omitted, by him not in good faith and without reasonable belief that her action or omission was in the best interest of the Company. The Executive’s employment shall not be deemed to have been terminated for “cause” unless the Company shall have given or delivered to the Executive (A) reasonable notice setting forth the reasons for the Company’s intention to terminate the Executive’s employment for “cause,” (B) a reasonable opportunity, at any time during the 30-day period after the Executive’s receipt of such notice, for the Executive, together with her counsel, to be heard before the Board, and (C) a Notice of Termination (as defined in Section 12 below) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i), (ii), (iii) or (iv) of the first sentence of this Section 3(a).

(b)                                 “Change in Control” shall mean a change in control under Code Section 409A(a)(2). As provided in Internal Revenue Service Notice 2005-1 and Proposed Regulations Sections 1.409A-3(g)(5), a change of control would include (A) any person (or more than one person acting as a group) becoming the beneficial owner, directly or indirectly, of securities of the Company representing 35 percent or more of the combined voting power of the Company’s then outstanding securities; or (B) during any 12-month period, the following persons cease for any reason to constitute a majority of the Board:  individuals who at the beginning of such period constitute the Board and new Directors each of whose election to the Board or nomination for election to the Board by the Company’s stockholders was approved by a vote of more than 50 percent of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved; or (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or of such surviving entity) at least eighty percent (80%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation. A Change of Control will be deemed to have occurred if the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(c)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)                                 “Disability,” for purposes of this Agreement, shall mean total disability as defined in any long-term disability plan sponsored by the Company in which the Executive participates, or, if there is no such plan or it does not define such term, then it shall mean the physical or mental incapacity of the Executive that prevents him from substantially performing the duties of the office or position to which he was elected or appointed by the Board for a period of at least 180 days and the incapacity is expected to be permanent and continuous through the Executive’s 65th birthday.

(e)                                  The “Change in Control Date” shall be any date during the term of this Agreement on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment or status as an elected officer with the Company is terminated within six (6) months before the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately before the date of such termination.

(f)                                    “Parent” means any entity that directly or indirectly through one or more other entities owns or controls more than 50 percent of the voting stock or common stock of the Company.

(g)                                 “Protection Period” means the period beginning on the Change in Control Date and ending on the last day of the 30th full calendar month following the Change in Control Date.

(h)                                 “Subsidiary” means a company 50 percent or more of the voting securities of which are owned, directly or indirectly, by the Company.

4.                                       Term Employment Compensation.

(a)                                  Term of Employment. Subject to the provisions set forth in this Agreement, the Company agrees to employ Executive and Executive agrees to be employed by Company as its Chief Financial Officer, such position to become effective June 1, 2006 through December 31, 2006 (“Employment Period”). Executive’s Employment Period may be extended, in three (3) month increments, at the option of the Company. Any extension to Executive’s Employment Period must be in writing, signed by both the Executive and the Company.

(b)                                 Base Salary. As compensation for the employment services rendered pursuant to this Agreement, beginning June 1, 2006 until December 31, 2006, Company agrees to pay Executive a base salary at an annual rate of $100,000.00, (the “Annual Base Salary”), payable in installments in accordance with the Company’s standard payroll practices, subject to such payroll and withholdings deductions as are required by law or authorized by Executive. Executive shall be entitled to participate in all benefit plans in which she is currently eligible to participate as of the date hereof.

(c)                                  Bonus. Executive shall be eligible for a bonus payable in cash in an amount of up to $10,000.00 per quarter during the Employment Period, and thereafter at an amount to be determined by the Board of Directors, based on Executive’s successful completion of various criteria as determined by the Chief Executive Officer (“Bonus”, and collectively with the Annual Base Salary, the “Annual Salary,” provided that if a Bonus has not yet been determined for a particular period, the prior period Bonus shall apply).

(d)                                 Office and Duties. Executive shall work under the direction of the Chief Executive Officer and shall perform such tasks commensurate with her position as may from time to time be assigned by the Board and the Company. Executive shall devote all business time, labor, skill, undivided attention, and best ability to the performance of Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Executive shall not directly or indirectly pursue any other business activity that she is not otherwise involved in as of the date of this Agreement without the prior written consent of the Company, through its Chief Executive Officer and/or Board, with the exception of passive personal investments not in breach of any other term or provision hereof.

5.                                       Benefits Upon Termination Within a Protection Period. If, during a Protection Period, 1) the Company terminates the Executive’s employment other than for Cause or Disability or other than as a result of the Executive’s death, or 2) upon the expiration of Executive’s Employment Period, Company fails to extend to Executive an offer of continued employment with Company for period of at least three (3) months, at a total minimum annual compensation rate of $160,000.00, and provided Executive executes on the date of her termination of employment an Addendum to this Agreement wherein she ratifies all the provisions of this Agreement and agrees that she shall be legally bound by all releases and all other terms set forth in this Agreement as of the date of Executive’s termination of employment, the Company shall, subject to Section 9, pay to the Executive in a lump sum in cash, within 10 days after the date of termination, the aggregate of the following amounts:

(a)                                  all earned and determinable, but unpaid, wages and all earned and determinable, but unused, vacation through the date of Executive’s termination, payable at the rate in effect at the time of Executive’s termination;

(b)                                 a severance amount equal to 1.0 times the Executive’s “Annual Compensation.”  For purposes of this Section 5, “Annual Compensation” shall be an amount equal to the sum of (i) the Executive’s annual base salary from the Company and its Subsidiaries (including scheduled base salary increases or increases that are budgeted and approved either by the Compensation Committee of the Board of Directors or by the Board of Directors of the Company in advance of the Change of Control Date), annualized for any partial year, and calculated based on the average for the three year period ending on the December 31 after the Change in Control Date (or of such shorter period if the Executive has not been employed as an Executive since the commencement of the full three year period); and (ii) the amount of annual bonus accrued by the Company under Section 4(c) above, annualized for any partial year; and

(c)                                  upon surrender by the Executive of her outstanding options to purchase common shares of the Company (“Common Shares”) granted to the Executive by the Company (the “Outstanding Options”) and any stock appreciation rights (“SARs”), if any, an amount in respect of each Outstanding Option and SAR (whether vested or not) equal to the difference between the exercise price of such Outstanding Options and SARs and the higher of (x) the fair market value of the Common Shares at the time of such termination (but not less than the closing price for the Common Shares on the New York Stock Exchange, or such other national stock exchange on which such shares may be listed, on the last trading day such shares traded prior to the date of termination), and (y) the highest price paid for Common Shares or, in the cases of securities convertible into Common Shares or carrying a right to acquire Common Shares, the highest effective price (based on the prices paid for such securities) at which such securities are convertible into Common Shares or at which Common Shares may be acquired, by any person or group whose acquisition of voting securities has resulted in a Change in Control of the Company; provided, however, that this Section 5(c) shall not apply to the surrender of any Outstanding Option that is an incentive stock option (within the meaning of section 422 of the Code).

(d)                                 Notwithstanding the foregoing provisions of this Section 5, if, during a Protection Period and upon the expiration of Executive’s Employment Period, Company does extend to Executive an offer of continued employment with Company for a period of at least three (3) months, at a total minimum annual compensation rate of $160,000.00, which Executive declines, Executive will not be eligible for nor receive any severance as outlined in this Section 5.

(e)                                  In the event Executive receives benefits pursuant to this Section 5, upon reasonable notice, Executive shall provide telecommuting consulting services to the Company of up to four (4) hours per week or sixteen (16) hours per month, for a period of six (6) months from the date of any award of benefits pursuant to this Section 5, and shall attend in person, unless otherwise prohibited due to other conflicting employment commitments, meetings in Denver as mutually agreed upon by the Parties.

If the Executive is terminated pursuant to this Section 5 and, in connection therewith, the Executive and the Company enter into a noncompetition agreement or a nonsolicitation agreement, unless otherwise agreed by the Executive and the Company, the amount payable to the Executive under the preceding provisions of this Section 5 shall be reduced by the amount payable to the Executive under such agreement(s).

6.                                       Executive’s Right to Voluntarily Leave Employment. Executive shall have the right to voluntarily terminate the Executive’s employment with the Company at the Executive’s sole discretion (“Executive Termination Right”). In the event the Executive exercises her Executive Termination Right, Executive will not be eligible for nor receive any severance, compensation or other monies other than payment of any earned and determinable, but unpaid, wages and all earned and determinable, but unused, vacation through the date of Executive’s termination. Notwithstanding a Change in Control, Executive acknowledges and agrees that if she exercises her Executive Termination Right at any time before, during or after the Protection Period, she will forfeit any severance to which she may have otherwise been eligible for under Section 5 herein.

7.                                       Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive, or other plans, practices, policies, or programs provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its Subsidiaries. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, practice, policy, or program of the Company or any of its Subsidiaries at or subsequent to the date of termination shall be payable in accordance with such plan, practice, policy, or program; provided, however, that the Executive shall not be entitled to severance pay, or benefits similar to severance pay, under any plan, practice, policy, or program generally applicable to employees of the Company or any of its Subsidiaries.

8.                                       Full Settlement; No Obligation to Seek Other Employment; Legal Expenses. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Executive or others. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, upon written demand by the Executive, all legal fees and expenses the Executive may reasonably incur as a result of any dispute or contest (regardless of outcome) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, she shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations under this Agreement, in her sole discretion.

9.                                       Cut Back in Benefits. Notwithstanding any other provision of this Agreement, the cash lump sum payment and other benefits otherwise to be provided pursuant to Sections 4 and 5 of this Agreement (the “Severance Benefit”) shall be reduced as described below if independent accountants for the Company (the “Accountants”) determine (A) that Executive would, by reason of section 4999 of the Code, be required to pay an excise tax on any part of the Severance Benefit or any part of any other payment or benefit to which Executive is entitled under any plan, practice, policy, or program, and (B) the amount of the Severance Benefit that Executive would retain on an after-tax basis, present value basis would be increased as a result of such reduction by an amount of at least $5,000. If the Severance Benefit is required to be reduced, it shall be reduced only to the extent required, in the opinion of the Accountants, to prevent the imposition upon the Executive of the tax imposed under section 4999 of the Code. The Company shall determine which elements of the Severance Benefit shall be reduced to conform to the provisions of this Section 9. Any determination made by the Accountants pursuant to this Section 9 shall be conclusive and binding on the Executive. The Executive shall promptly provide to the Company such information regarding the Executive tax situation as the Company shall reasonably request in order to allow the Accountants to perform calculations required by this Section 9.

10.                                 Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its Subsidiaries, and their respective businesses, obtained by the Executive during the Executive’s employment by the Company or any of its Subsidiaries and that has not become public knowledge (other than by acts of the Executive or her representatives in violation of this Agreement). After the date of termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it, and Executive’s professional advisers who will sign a written statement acknowledging that they are bound by this confidentiality provision to the same extent as applicable to Executive. If any of Executive’s professional advisers disclose the Company’s confidential information, such act shall be deemed as if Executive herself has disclosed the Company’s confidential information thereby entitling Company the right to pursue any and all appropriate legal action against Executive for disclosure of confidential information by her professional advisers. Any legal action taken by Company against Executive for disclosure of confidential information by her professional advisers shall not preclude Company’s right to pursue any and all appropriate legal action against Executive’s professional advisers. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.                                 Successors.

(a)                                  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives or successor(s) in interest. The Executive may designate a successor (or successors) in interest to receive any and all amounts due the Executive in accordance with this Agreement should the Executive be deceased at any time of payment. Such designation of successor(s) in interest shall be made in writing and signed by the Executive, and delivered to the Company pursuant to Section 16(b). This Section 11(a) shall not supersede any designation of beneficiary or successor in interest made by the Executive, or separately covered, under any other plan, practice, policy, or program of the Company.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company and any Parent of the Company or any successor and without regard to the form of transaction utilized to acquire the business or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or parentage had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid (and any Parent of the Company or any successor) that is required by this clause to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement.

12.                                 Notice of Termination. Any termination of the Executive’s employment by the Company for Cause shall be communicated by Notice of Termination to the Executive in accordance with Section 16(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

13.                                 Requirements and Benefits if Executive Is Employee of Subsidiary of Company. If the Executive is an employee of any Subsidiary of the Company, he shall be entitled to all of the rights and benefits of this Agreement as though he were an employee of the Company and the term “Company” shall be deemed to include the Subsidiary by whom the Executive is employed. The Company guarantees the performance of its Subsidiary under this Agreement.

14.                                 Arbitration. The Company and the Executive shall attempt to resolve between them any dispute that arises under this Agreement. If they cannot agree within ten days after either party submits a demand for arbitration to the other party, then the issue shall be submitted to arbitration with each party having the right to appoint one arbitrator and those two arbitrators mutually selecting a third arbitrator. The rules of the American Arbitration Association for the arbitration of commercial disputes shall apply and the decision of two of the three arbitrators shall be final. The arbitrators must reach a decision within 60 days after the selection of the third arbitrator. The arbitration shall take place in Denver, Colorado. The arbitrators shall apply Colorado law.

15.                                 Releases in Exchange for any Severance Payment Under This Agreement.

(a)                                  In exchange for the benefits payable to Executive as set forth in Section 5 of this Agreement, Executive does hereby voluntarily and knowingly release and discharge the Company and its successors, subrogees, assigns, principals, agents, partners, heir s, employees, shareholders, officers, directors, subsidiaries, affiliates, divisions, associates and attorneys (collectively the “Released Parties”) from any and all claims, actions, causes of action, liabilities, demands, rights, damages, costs, attorneys’  fees, expenses and controversies of every kind and description through the date of this Agreement. These releases shall include, by way of example and not limitation, all claims which arise out of, relate to, or are based on (i) Executive’s employment and/or association with the Released Parties and the termination thereof, (ii) any and all contracts, binding promises and statements to, from or between the Parties, (iii) the common laws of any state, (iv) Title VII of the Civil Rights Act of 1964, as amended, (v) claims under the Civil Rights Act of 1991, (vi) claims under 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988, (vii) the Age Discrimination in Employment Act of 1967, as amended, (viii) the Employee’s Income Retirement Security Act of 1974, as amended, (ix) claims under the Older Workers Benefit Protection Act of 1990, and (x) claims under all other local, state and federal statutes, any of which could be raised, filed and/or brought in any court of competent jurisdiction and/or in any local, state and federal administration agency or administration. However, Executive does not release any claims she may have under any stock option or warrant agreements.

(i)                                     Nothing contained herein shall be construed as a release of any claim Executive may have to unemployment benefits. Executive may make a claim for such benefits, and the Released Parties will provide truthful information in response to questions from the responsible State agency.

(ii)                                  Notwithstanding the recitation of the claims set forth in this Section 15, or whether quoted herein or not, and for the purpose of effectuating a full and final release herein between the Parties, Executive expressly acknowledges that all releases agreed to by Executive in this Section 15 are intended to include and contemplate the extinguishment, without limitation, of all claims which she now has or does not know or suspect to exist in her favor at the time of the execution hereof.

(b)                                 Executive warrants and represents as follows:

(i)            Executive has full and complete legal capacity to enter into this Agreement, has read this Agreement, has had a reasonable time to consider its terms, and agrees to the conditions and obligations set forth in it.

(ii)                                  Executive has had twenty-one (21) days to consider the Agreement, and, if Executive executes this Agreement within less than twenty-one (21) days from the date of receipt, it is with the express understanding that Executive had the full twenty-one (21) days available if so desired. Further, Executive waives all rights to a twenty-one (21) day period to consider the terms of Employee’ s release of claims under the Age Discrimination in Employment Act (“ADEA”) if Executive signs this Agreement prior to the expiration of the twenty-one (21) day period.

(iii)                               Executive has not relied on any statement made by the Company, its agents or representatives, either express or implied, or by statement or omission, in making her decision to enter into this Agreement. Executive voluntarily executes this Agreement after having been advised by the Company to seek legal counsel, and has had full opportunity to consult with legal counsel, and without being pressured or influenced by any person, or by any statement or representation of any person acting on behalf of another Party, including the officers, agents and attorneys for any other Party.

(iv)                              Executive has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Executive might have under the ADEA, Executive may rescind such waiver and release within seven (7) calendar days of the execution of this Agreement, and (ii) any such rescission must be in writing and hand delivered to the Company, or, if sent by mail, postmarked within the seven (7) day period, sent only by certified mail, return receipt requested, and addressed to the Company.

(v)                                 This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA “). Executive acknowledges and agrees that she is, voluntarily and with full knowledge of the consequences of such release, releasing all claims, including any claims Executive has or could have brought under the OWBPA and any claim(s) under the ADEA.

(vi)                              Executive acknowledges and agrees that this Agreement is written in a manner intended to be understood, and that Executive understands this Agreement.

(vii)                           Executive has had a full and fair opportunity to investigate the facts underlying any claims that Executive believes she may have against the Company. Executive enters into this Agreement acknowledging that there may be facts of which she is not aware; but nonetheless enters into this Agreement with the intent of providing the Company, and its affiliates, with a full and final release of all known and unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, claims, based on all known and unknown facts.

(c)                                  Termination of Employment. Notwithstanding any other provision of this Agreement, Executive’s employment may be terminated by the Company or Executive, as applicable, as follows:  (i) expiration of the Employment Period; (ii) termination for Cause; (iii) termination for Disability; (iv) termination upon a Change in Control; (v) termination because of the death of Executive; (vii) termination without Cause; and (viii) resignation. The Executive and the Company shall be bound by all provisions of this Agreement specifically related to any benefit or obligation of Executive or the Company under any of these circumstances.

16.                                 Miscellaneous.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement is the entire agreement between the Parties. This Agreement supersedes all prior oral or written promises or agreements between the Parties. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties or their respective successors and legal representatives.

(i)                                     Notwithstanding the provisions of this Section 16(a), provided Executive fulfills all conditions precedent to payment of a retention bonus as set forth in Executive’s November 18, 2005 Retention Bonus and Severance Letter, Executive will receive all retention bonus’ to which Executive is eligible for and entitled to through June 30, 2006 as outlined in Executive’s November 18, 2005 Retention Bonus and Severance Letter. In all other respects, Executive’s November 18, 2005 Retention Bonus and Severance Letter is merged into this Agreement and the terms of this Agreement shall supersede all prior oral or written promises or agreements between the Parties.

(b)                                 All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses for each party as first written above or to such other address as either party shall have furnished to the other in writing in accordance with this Section 16(b). Notices and communications to the Company shall be addressed to the attention of the Company’s Corporate Secretary. Notice and communications shall be effective when actually received by the addressee.

(c)                                  Whenever reference is made in this Agreement to any specific plan or program of the Company, to the extent that the Executive is not a participant in the plan or program or has no benefit accrued under it, whether vested or contingent, as of the Change in Control Date, then such reference shall be null and void, and the Executive shall acquire no additional benefit as a result of such reference.

(d)                                 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)                                  The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)                                    The Executive’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision.

(g)                                 Except as otherwise set forth herein, upon a termination of the Executive’s employment or upon the Executive’s ceasing to be an elected officer of the Company, in each case, prior to the Change in Control Date, there shall be no further rights under this Agreement.

(h)                                 On or before the expiration of Executive’s Employment Period, Employee shall return all Company property, including all Company documents and records, in any form, and copies of all Company documents and records, in any form, obtained or maintained during the course of her/her employment with the Company.

(i)                                     The Parties agree not to make to any person any statement that disparages the other Party, including, but not limited to, statements regarding other Party’s work ethic, performance, financial fitness, business practices, or business condition and/or similar disparaging statements concerning the Company’s officers, directors, board members, employees, and affiliates.

(j)                                     Executive covenants that she will not initiate any lawsuit or proceeding, legal, administrative or other, or otherwise assert any claim, action, cause of action, demand, right, or controversy of any kind which she has herein released. Executive will not provide any material assistance in any currently pending or subsequent litigation against the Released Parties; provided, however, that this restriction shall not prevent Executive from responding to compulsory process. In the event Executive is subject to a compulsory disclosure, Executive shall first give the Released Parties seventy-two (72) hours advance notice before she makes any disclosure to allow the Released Parties to obtain appropriate Protective Orders or other injunctive relief.

IN WITNESS WHEREOF, the Executive has set her hand to this Agreement and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed as of the day and year first above written.

AMERIVEST PROPERTIES INC.

/s/ Charles K. Knight
Charles K. Knight, President

EXECUTIVE

/s/ Sheri Henry
Sheri Henry